Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of November 02, 2009 (“Effective Date”) by and between Dialogic Corporation (“Dialogic”) and Jean Gagnon (“Executive”).

WHEREAS Executive has been employed by Dialogic since June 26, 2001 (“Start Date”) under the terms of an offer letter as has been amended from time to time (“Original Employment Agreement”) and currently occupies the position of Executive Vice President and Chief Financial Officer.

WHEREAS Dialogic and Executive wish to more fully set out the terms of Executive’s employment with Dialogic and therefore desire to replace the Original Employment Agreement with this Agreement as of the Effective Date.

WHEREAS, notwithstanding the foregoing, Dialogic acknowledges that, for all purposes related to Executive’s employment, including but not limited to Executive’s rights under this Agreement, rights under law and rights under Dialogic policies, it shall recognize Executive’s full term of employment, commencing on the Start Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, Dialogic and Executive hereby agree as follows:

1. Preamble. The preamble of this Agreement forms an integral part of this Agreement as if it was recited at length herein.

2. Employment. Dialogic agrees to continue to employ Executive and Executive hereby accepts such continued employment with Dialogic to serve as Executive Vice President and Chief Financial Officer for Dialogic and its direct and indirect subsidiaries (“Dialogic Group”), upon the revised terms and conditions as set forth in this Agreement for the period beginning on the Effective Date and continuing until the termination of Executive’s employment with Dialogic, as permitted under Section 6 of this Agreement (the “Employment Period”).

3. Position and Duties.

(a)	During the Employment Period, Executive shall serve as the Executive Vice President and Chief Financial Officer of the Dialogic Group and shall have the normal duties, responsibilities and authority of an individual holding such position, subject to the power of the Board of Directors of Dialogic, or its successor company, if applicable, (in either case, the “Board”) to reasonably expand or limit such duties, responsibilities and authority within the confines of the customary duties, responsibilities and authority commensurate with Executive’s position.

(b)	Executive shall report to the President and Chief Executive Officer of Dialogic or such other individual as the Board may designate, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the business of Dialogic and the business and affairs of all the Dialogic Group. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 1 of 9 with Appendices

(c)	Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for Executive to (i) run for and hold public office; (ii) serve on industry trade, civic or charitable boards or committees; (iii) deliver lectures or fulfill speaking engagements; or (iv) manage personal investments, as long as such activities do not negatively impact in a material way the performance of the Executive’s duties and responsibilities to Dialogic. During the Employment Period, the Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not be unreasonably withheld or delayed unless the company concerned is a direct or indirect competitor of Dialogic, in which case the Board may withhold approval at its entire discretion.

(d)	Dialogic acknowledges that Executive is required by virtue of his position to serve as a director and officer of Dialogic and/or many other companies in the Dialogic Group. Dialogic agrees to maintain directors and officers insurance that will cover Executive in the performance of his functions as a director and officer of Dialogic and any other company in the Dialogic Group. Dialogic and Executive have executed the indemnity agreement, attached hereto as Annex A (“Indemnity Agreement”) and agree that the Indemnity Agreement supercedes any previous indemnity agreements executed by Dialogic and Executive, including the indemnity agreement executed January 1, 2003. This Indemnity Agreement remains in effect during and after the Employment Period.

4. Base Salary, Bonus and Benefits.

(a)	Base Salary. During the Employment Period, Executive’s base salary shall be as set from time to time by the Board or a Committee of the Board (“Compensation Committee”), but under no circumstances will be less than CAD$255,990 per annum (“Base Salary”), unless a reduction in pay is mutually agreed to by both Executive and Dialogic. The Base Salary shall be payable in regular installments in accordance with Dialogic’s general payroll practices and shall be subject to customary withholding taxes and standard payroll deductions. Notwithstanding this paragraph 4(a), Executive and Dialogic have entered into a letter agreement dated April 8, 2009, a copy of which is attached to this Agreement as Annex B, providing for temporary salary reductions as part of a company-wide initiative, and which continue in effect until cancelled pursuant to terms of such letter agreement. However, Dialogic and Executive agree that, for the purposes of determining Executive’s entitlements under paragraph 6(c) of this Agreement, such entitlements shall be calculated using the actual Base Salary stipulated in this paragraph 4(a) irrespective of any agreed-to temporary reduction.

(b)

Car Allowance. Executive will continue to receive an annual car allowance of CAD 7,200, which allowance shall be paid in 24 roughly equal installments of CAD300 each on approximately the 15th and last day of each calendar month.

(c)	Bonus. Executive will be eligible for any bonus plan put into place by Dialogic that covers Executive’s position, and will be advised of the terms and conditions of such a bonus plan when and if applicable (“Bonus”). Bonus payments are always subject to the terms of the applicable Dialogic bonus plan.

(d)	Benefits. During the Employment Period, Executive will be entitled to participate in all of Dialogic’s employee benefit programs for which senior executive employees of Dialogic are generally eligible (collectively, the “Benefits”).

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 2 of 9 with Appendices

(e)	Paid Time Off. During the Employment Period, Executive will be entitled to paid time off, which paid time off benefits shall accrue and shall otherwise be administered and taken in accordance with Dialogic’s policy for paid time off as in effect from time to time. Such paid time off includes 20 vacation days per year and public holidays recognized by Dialogic in Quebec, Canada, and as published in Dialogic’s company policies, from time to time. Furthermore during the period where the temporary salary reduction referred to in Section 4A is in effect, Executive is entitled to an additional two (2) paid days per month, provided that it is scheduled and taken in accordance with Dialogic’s policy for paid time off as in effect from time to time. Dialogic acknowledges that Executive has exceptionally been permitted to carry over unused vacation days from previous years, such that Executive is currently credited with 21 days of such carried over vacation as of April 30, 2009, which are exceeding the vacation amounts Executive would otherwise be entitled to carry over. (“Vacation Carry-Over Days”). It is hereby agreed that Executive will make reasonable efforts to use a minimum of five (5) such Vacation Carry-Over Days per year, provided that it is scheduled and taken in accordance with Dialogic’s policy for paid time off as in effect from time to time.

(f)	Expenses. Executive acknowledges that the position of Executive Vice President and Chief Financial Officer is one that will require extensive travel in order to perform the specified job responsibilities. Dialogic shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Dialogic’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Executive’s compliance with Dialogic’s requirements with respect to reporting and documentation of such expenses.

(g)	RRSP Contribution. Executive will continue to receive an RRSP contribution in the amount of a minimum of CAD 5,400 on an annual basis which shall be directly deposited December of each calendar year and no later than January of the following year of each calendar year into the account designated by Executive.

5. Stock Options. Executive was awarded 287,000 options in Dialogic as of January 1, 2004. Those options have fully vested and are exercisable (“Existing Options”). The Existing Options give Executive the right to subscribe for an equal number of common shares of the capital of Dialogic (“Shares”) under the terms defined in the Dialogic Amended and Restated Stock Option Plan (“Plan”) at a price of $0.19 cents CAD per Share. Executive was also awarded 100,000 options on June 22, 2007 (“Newer Options”) some of which have vested as of the Effective Date and others which shall continue to vest under the terms of the Plan but which are solely exercisable under the conditions set out in the Plan. The Newer Options give Executive the right to subscribe for an equal number of Shares under the terms defined in the Plan at a price of $1.11 USD per Share. Section 3.6 of the Plan provides for the circumstances under which options will have an earlier termination date than the Expiry Date defined in the Plan unless otherwise determined by the Board. Dialogic agrees that, unless Executive is terminated under this Agreement for Cause in accordance with paragraph 6(a)(i), to seek approval from the Board and to recommend to the Board to waive the early expiration provision in the case of the Existing Options and Newer Options and any future options received by Executive under the Plan and allow such options to remain in full force and effect until the original Expiry Date or until exercised, whichever is the earlier.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 3 of 9 with Appendices

6. Termination of Employment.

(a)	Dialogic and Executive agree that Executive’s employment under this Agreement may be terminated in any of the following ways, subject only to the terms of this Section 6:

(i)	By Dialogic with Cause (as defined below) on simple notice from Dialogic to Executive, the whole without further notice, payment in lieu of notice, severance or any indemnity whatsoever due to Executive;

(ii)	By Dialogic without Cause upon giving Executive at least sixty (60) days prior notice in writing of such termination (“Notice Period”). During the Notice Period, and as a condition of the benefits and payments set out in paragraph 6(c), Executive will continue to diligently and faithfully exercise his duties and responsibilities hereunder, including providing a successful turnover to either his direct manager or to any other person designated by Dialogic. Notwithstanding the foregoing, Dialogic may, at its option and sole discretion, choose to waive the benefit of Executive’s services for all or part of the Notice Period, in which event, Dialogic will, in addition to its obligations under paragraph 6(c), continue to pay Executive his Base Salary hereunder for such remaining part of the Notice Period, up to a maximum of 60 days from the date on which such notice of termination is given. Without prejudice to the foregoing, Executive and Dialogic may mutually agree for Executive to take all or part of his accrued and untaken vacation during the Notice Period;

(iii)	As a result of Executive’s resignation upon Executive’s providing Dialogic with at least sixty (60) days prior notice in writing of his intention to resign (“Notice of Resignation Period”). During the Notice of Resignation Period, Executive will continue to diligently and faithfully exercise his duties and responsibilities hereunder, including providing a successful turnover to either his direct manager or to any other person designated by Dialogic. Notwithstanding the foregoing, Dialogic may, at its option and sole discretion, choose to waive all or part of the Notice of Resignation Period, in which event, Dialogic will, in addition to any obligations it may have under paragraph 6(b), continue to pay Executive his Base Salary hereunder for such remaining part of the Notice of Resignation Period, up to a maximum of 60 days from the date on which such notice of resignation is given. Without prejudice to the foregoing, Executive and Dialogic may mutually agree for Executive to take all or part of his accrued and untaken vacation during the Notice of Resignation Period.

(iv)	As a result of Executive’s Death or Disability;

(v)	As a result of Executive’s Constructive Dismissal (as defined below).

(b)	In the event that Executive’s employment is terminated with Cause under paragraph 6(a)(i) or of Executive’s resignation under paragraph 6(a)(iii), Executive’s employment hereunder will be deemed to have ended as of the date on which notice of termination is given or the last day of the Notice of Resignation Period, as the case may be, and Executive shall be entitled to receive only his Base Salary through to such date, as well as all accrued and untaken vacation including the Vacation Carry- Over Days as per Dialogic’s policy, subject to all applicable withholding and other appropriate deductions.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 4 of 9 with Appendices

(c)	In the event that Executive’s employment is terminated without Cause under paragraph 6(a)(ii), as a result of Executive’s Constructive Dismissal under paragraph 6(a)(v) or as a result of Executive’s Disability under paragraph 6(a)(iv), Executive’s employment hereunder will be deemed to have ended as of (a) the last day of the Notice Period, (b) the date on which Executive gives notice of his intent to resign as a result of an event of Constructive Dismissal, or (c) the date on which Executive is notified of the termination of his employment as a result of Disability, as the case may be (in each case, the “Termination Date”), and Executive shall be entitled to receive, in addition to any notice entitlement under paragraph 6(a)(ii), and subject to all applicable withholding and other appropriate deductions:

(i)	Base Salary through the Termination Date;

(ii)	Any then accrued and unpaid Bonus for any fiscal year of Dialogic which ended prior to the Termination Date and to which Executive is entitled under the terms of the applicable bonus plan, in which case such Bonus will be paid on the date such Bonus would otherwise have been payable to Executive;

(iii)	All accrued and untaken vacation as of the Termination Date including the Vacation Carry-Over Days, the whole in accordance with Dialogic policy;

(iv)	Executive’s then Base Salary for a period equivalent to one (1) month per year of service with Dialogic (as calculated from Executive’s Start Date through the Termination Date, including a pro-rata amount for any partial year of employment), up to a maximum of twenty-four (24) months (“Severance Period”), payable in arrears in accordance with Dialogic’s general payroll practices commencing with the first payroll following Termination Date and ending at the end of the Severance Period;

(v)	Payment of Executive’s Car Allowance during the Severance Period in accordance with Dialogic’s practices and policies then in effect;

(vi)	Any RRSP contribution that would normally have been made during the Severance Period in accordance with Dialogic’s practices and policies then in effect;

(vii)	Continuation of Dialogic’s contributions to Executive’s medical and dental benefits provided by Dialogic during the Severance Period, but only to the extent that Executive is not otherwise eligible to receive substantially equivalent health insurance in connection with any subsequent employment obtained by Executive. Short-term and Long-term disability and life insurance coverage shall end on the Termination Date;

(viii)	Executive shall be allowed to purchase his laptop computer for book value from Dialogic and shall be able to retain his cell phone or blackberry at his request provided he assumes the associated costs following the Termination Date.

(d)	Executive’s entitlement to the payments and benefits referred to in paragraph 6(c) is conditional upon Executive’s execution of a full and final general release, pursuant to which Executive will release Dialogic, any member of the Dialogic Group, the Board and the other officers of Dialogic from all claims relating to his employment or termination thereof, except for Dialogic’s express obligations under paragraph 6(c) and those of Dialogic’s express obligations designed to survive the Agreement such as paragraph 2(d) and Exhibit A, which general release shall be in a form and content mutually agreeable to Executive and Dialogic. As part of such general release, Dialogic, the Dialogic Group, and the Board and officers shall release any claims it may have against the Executive, his heirs and successors relating to his employment or termination thereof except for Executive’s express obligations designed to survive the Agreement such as paragraph 10.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 5 of 9 with Appendices

(e)	In the event that Executive’s employment is terminated by reason of the Executive’s death, Executive’s employment hereunder will be deemed to have ended as of the date of his death, and Executive’s estate or representatives thereof will be entitled to receive all Base Salary and payment of all accrued and untaken vacation including the Vacation Carry-Over Days through the date of Executive’s death, as well as any then accrued and unpaid Bonus for any fiscal year of Dialogic which ended prior to Executive’s death and to which Executive would have been entitled under the terms of the applicable bonus plan, in which case such Bonus will be paid on the date such Bonus would otherwise have been payable to Executive.

(f)	Except as expressly provided in this Section 6 or as required by law, upon the date Executive ceases to be employed by Dialogic (i) all of Executive’s rights to Base Salary, Bonus and Benefits hereunder (if any) shall cease immediately and (ii) no other notice, pay in lieu of notice, severance, retirement benefits or any other payment or entitlement whatsoever shall be due or payable by Dialogic or any company of the Dialogic Group to Executive.

(g)	Executive and Dialogic agree that the notice and payments set out in this Section 6 include all notice and payments to which Executive may be entitled by law in the Province of Quebec. Executive agrees that the notice and payments specified above are in full satisfaction of any amounts to which Executive might be entitled under this Agreement as well as any applicable law, including under the Act respecting labour standards and the Civil Code of Quebec.

(h)	Upon any termination of Executive’s employment, for any reason, whether by Executive or by Dialogic, Executive shall immediately resign from all positions as a corporate officer and directorships of Dialogic or of any Dialogic Group company or any of their related or affiliated companies, as applicable.

(i)	For purposes of this Agreement, the following definitions will apply:

(i)	“Cause” will mean (i) Executive’s conviction by a court (or plea of guilty or no contest) of a felony; (ii) any act(s) or omission(s) by Executive which is grossly negligent and which results in material harm to the business, operations, financial condition, properties, assets, prospects, value or reputation of any company of the Dialogic Group; (iii) Executive’s willful misconduct which results in material harm to Dialogic or any company of the Dialogic Group and/or which has a material adverse effect on the business, operations, properties, assets, prospects, value or business relationships of any company of the Dialogic Group; (iv) Executive’s willful disregard of the lawful and reasonable written directives of the Board or the President and CEO provided that Executive shall have five (5) business days from written notification of the breach by Dialogic in which to remedy such breach; or (v) a material breach by the Executive of any material covenant of this Agreement, including those set out in Sections 7, 8 and 9 hereof, provided that Executive shall have twenty (20) business days from written notification of the breach by Dialogic in which to remedy such breach; or (vi) Executive’s gross negligence in the performance of a material aspect of his job functions and responsibilities. “Constructive Dismissal” shall mean, without Executive’s express written consent, (i) the material breach by Dialogic (or any successor thereto) of any of its material obligations under this Agreement (including the obligation of Dialogic to pay Base Salary), provided that such breach is not cured within twenty (20) business days after written notice by Executive to the Board, copied to Dialogic’s Senior VP Human Resources, that such breach has occurred and will serve as cause for Constructive Dismissal, (ii) the material reduction or diminution by the Board of the duties, responsibilities, title, authority or reporting relationship of Executive or the assignment by the Board to Executive of duties that, in all material respects, are inconsistent with Executive’s position as Executive Vice President and Chief Financial Officer of Dialogic, provided that such action is not cured within twenty (20) business days after written notice by Executive to the Board, copied to Dialogic’s Senior VP Human Resources, that such event has occurred and will serve as cause for Constructive Dismissal, or (iii) the relocation of the Executive’s principal office to a location that is more than 50 miles from Montreal, Quebec, Canada without prior agreement with Executive.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 6 of 9 with Appendices

(ii)	“Disability” shall mean the absence of Executive from Executive’s duties to Dialogic on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined by (i) a physician selected by Dialogic and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld or delayed), (ii) a court of competent jurisdiction or (iii) indisputable evidence of the applicable incapacity. A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence

7. Agreement to Withhold Amounts Owed to Dialogic: Should it be reasonably determined that Executive owes Dialogic money for any reason, either during Executive’s employment or upon or following termination of Executive’s employment, Executive agrees that Dialogic may withhold such amounts owed from any amounts payable to Executive under this Agreement.

8. Confidential Information. Executive acknowledges that he has executed Dialogic’s Confidentiality Agreement, which is attached as Annex C to this Agreement and which forms a separate and standalone agreement between the parties which survives any termination of this Agreement. Upon termination of his employment for whatever reason, should Dialogic so request Executive shall immediately deliver to Dialogic, or at any other time Dialogic may request, all information (as defined in the Confidentiality Agreement) relating to the business or affairs of any Dialogic Group company which he may then possess or have under his control. Alternatively Dialogic may, at its sole discretion, permit the Executive to retain the confidential information pursuant to Executive’s obligations under Annex C should Executive so accept, in order to be able to ask Executive questions related to such information following the Termination Date. Executive shall be permitted to retain his rolodex, PDA and similar address and personal telephone directories.

9. Inventions and Patents. Executive acknowledges that he has executed Dialogic’s Inventions and Secrecy Agreement, a copy of which is attached as Annex D to this Agreement and which forms a separate and standalone agreement between the parties which survives any termination of this Agreement.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 7 of 9 with Appendices

10. Non-Solicitation; Non-Competition.

(a)	In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with Dialogic he has and will continue to become familiar with Dialogic’s and the Dialogic Group’s trade secrets and with other confidential information concerning the Dialogic Group and that his services shall be of special, unique and extraordinary value to the Dialogic Group. Therefore, Executive agrees that, during the Employment Period and for twelve (12) months thereafter:

(i)	Executive will not directly or indirectly solicit any business involving or similar to any existing or planned products or services marketed by any Dialogic company from any person or organization which was, to Executive’s knowledge, within two (2) years prior to his termination, a customer or a bona fide prospective customer of any Dialogic Group company;

(ii)	Executive will not request or advise any customer, bona fide prospective customer, supplier, licensee, licensor, landlord or other business relation of any Dialogic Group company to withdraw, curtail or cancel its business dealings with such Dialogic Group company;

(iii)	Executive will not directly or indirectly recruit , or solicit any employee of any Dialogic Group company or encourage any employee of any Dialogic Group company to leave such Dialogic Group company’s employ.

(b)	Each party hereto agrees not to make, or cause or assist any other person to make, any statement or communication (other than for the purpose of enforcing this Agreement) to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of, or is an untrue statement regarding Executive, Dialogic or any Dialogic Group company.

(c)	In the event of the breach by Executive of any of the provisions of this Section 10, Dialogic shall be entitled, in addition to all other available rights and remedies, to withhold any or all of the amounts agreed to be paid to the Executive hereunder until such breach is cured. If, at the time of enforcement of this Section 10, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

11. Remedies. In addition and supplementary to other rights and remedies existing in its favor, either party may apply to the court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, including Sections 7, 8 or 9 hereof.

12. Law Applicable: All terms of this Agreement shall be interpreted under the laws of the Province of Quebec and the laws of Canada applicable therein.

13. Severability: If, for any reason, any provision of this Agreement is held invalid, the other provisions shall remain in effect insofar as is consistent with law.

14. Language: This Agreement has been drafted in English at the express wish of the parties. Ce contrat a été rédigé en anglais à la demande expresse des parties.

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 8 of 9 with Appendices

15. Confidentiality: The parties agree to keep the substance of this Agreement and/or any discussions or negotiations relating to this Agreement in the strictest confidence and to not reveal the terms of this Agreement to anyone except on a confidential basis to their professional, financial or legal advisors or, in the case of Executive, to his immediate family, for any reason whatsoever, except as required by law. Notwithstanding the foregoing, Dialogic may disclose this Agreement and/or its terms on a strictly confidential basis to duly authorized persons who require such information in the normal course of business or in the context of any business operation or transaction.

16. Entire Agreement: This Agreement expresses the entire agreement between Executive and Dialogic with respect to Executive’s employment and it may not be amended except in writing.

17. By signing this Agreement, Executive expressly acknowledges that he has had an adequate opportunity to review and consider the Agreement before signing it, including an opportunity to consult with legal counsel of his choosing should he so wish, and that he is signing this Agreement voluntarily and with the intent to be bound by its terms.

DIALOGIC CORPORATION

Nick Jensen, President
CEO and Chairman of the Board of Directors

Please indicate your acceptance of these terms and conditions by signing where indicated below and faxing a copy of this Agreement (including any Annexes) to the attention of Rosanne Sargent, Senior V.P. Human Resources, to her fax number at 973-967-6030, or by sending a PDF copy to her via email at Rosanne.sargent@dialogic.com, and then sending the executed originals to her attention at 1515 Route Ten East, Parsippany, NJ, 07054, with a signed copy to Beverly Draper, for your personnel file which is maintained in Montreal, Quebec, Canada.

Executive: Jean Gagnon	Date

Dialogic Corporation 9800 Cavendish Blvd 5th Floor Montreal Quebec Canada H4M 2V9
www.dialogic.com	Tel: 514 745-5500 Fax: 514 745-5588	Page 9 of 9 with Appendices

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is entered into on August 1, 2010 by and between Dialogic Corporation (“Dialogic”) and Jean Gagnon (“Executive”).

WHEREAS Executive and Dialogic entered into an Employment Agreement with an effective date of November 2, 2009 (“Agreement”) under which the Executive currently occupies the position of Executive Vice President and Chief Financial Officer.

WHEREAS on May 12, 2010, Dialogic entered into an Acquisition Agreement (the “Acquisition Agreement”), by and between Dialogic and Veraz Networks, Inc. (“Veraz”), pursuant to which (i) Veraz agreed to acquire all of the outstanding shares of Dialogic in exchange for shares of Veraz common stock and (ii) all outstanding options to purchase Dialogic common shares will be exchanged for options to purchase Veraz common stock (the “Arrangement”).

WHEREAS, Dialogic has asked the Executive to assume a different position within the Dialogic Group (as later re-defined in this Amendment) effective upon the consummation of the Arrangement.

WHEREAS Executive has agreed to assume the position of Senior Vice President, Finance effective upon the consummation of the Arrangement.

WHEREAS Dialogic and Executive have agreed that in consideration of Executive agreeing to assume the position of Senior Vice President, Finance, the Agreement will be revised, effective upon the consummation of the Arrangement as set out herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, Dialogic and Executive hereby agree as follows:

(1)	Preamble. The preamble of this Amendment forms an integral part of this Amendment as if it was recited at length herein.

(2)	Effective Date. This Amendment shall solely take effect upon the date of consummation of the Arrangement. In the event the Arrangement is not consummated this Amendment shall be of no force and effect.

(3)	All references in the Agreement to the position of Executive Vice President and Chief Financial Officer shall be replaced by references to Senior Vice President, Finance.

(4)	The definition of the Dialogic Group will be amended so that the Dialogic Group is defined as Dialogic and its parent company, Veraz and all direct and indirect subsidiaries of Veraz and Dialogic.

(5)	The reference to “President and Chief Executive Officer” in the first sentence of Section 3(b) is deleted and replaced by “Executive Vice President and Chief Financial Officer.”

(6)	The first sentence of Section 4(a) entitled Base Salary is revised to read as follows:

“During the Employment Period, Executive’s base salary shall be as set from time to time by Dialogic, but under no circumstances will be less than CAD$255,990.00 per annum (“Base Salary”), unless a reduction in pay is mutually agreed to by both Executive and Dialogic.”

(7)	The amount of severance set out in Section 6 (c) (iv) of the Agreement shall be replaced by the following:

Executive’s then Base Salary for the greater of (a) twelve months or (b) a period equivalent to one (1) month per year of service with Dialogic (as calculated from Executive’s Start Date through the Termination Date, including a pro-rata amount for any partial year of employment), with a maximum of twenty-four (24) months (“Severance Period”), payable in arrears in accordance with Dialogic’s general payroll practices commencing with the first payroll following Terminate Date and ending at the end of the Severance Period;

(8)	The definition of Constructive Dismissal set out in Section 6 (i) (ii) of the Agreement shall be replaced by the following:

“Constructive Dismissal” shall mean, without Executive’s express written consent, (i) the material breach by Dialogic (or any successor thereto) of any of its material obligations under this Agreement (including the obligation of Dialogic to pay Base Salary), provided that such breach is not cured within twenty (20) business days after written notice by Executive to the CEO, copied to Dialogic’s Senior VP Human Resources, that such breach has occurred and will serve as cause for Constructive Dismissal, or (ii) the material reduction or diminution by Dialogic of the duties, responsibilities, title, authority or reporting relationship of Executive or the assignment by the Company to Executive of duties that, in all material respects, are inconsistent with Executive’s position as Senior Vice President, Finance, provided that such action is not cured within twenty (20) business days after written notice by Executive to the CEO, copied to Dialogic’s Senior VP Human Resources, that such event has occurred and will serve as cause for Constructive Dismissal, or (iii) the relocation of the Executive’s principal office to a location that is more than 50 miles from Montreal, Quebec, Canada without prior agreement with Executive or (iv) the Executive’s resignation no later than one year following the Arrangement where the Executive has advised the CEO, copied to Dialogic’s Senior VP Human Resources that he wishes to return to the position of Executive Vice President and Chief Financial Officer and Dialogic has not allowed the Executive to return to the position of Executive Vice President and Chief Financial Officer or agreed with the Executive on a different mutually agreeable senior officer position within twenty (20) business days of the Executive’s written notice.

(9)	Except as modified in this Amendment, the terms of the Agreement remain unchanged and in full force and effect.

(10)	By signing this Amendment, Executive expressly acknowledges that he has had an adequate opportunity to review and consider the Amendment before signing it, including an opportunity to consult with legal counsel of his choosing should he so wish and that he is signing this Amendment voluntarily and with the intent to be bound by its terms.

DIALOGIC CORPORATION

Nick Jensen, President,
CEO and Chairman of the Board of Directors

Please indicate your acceptance of these terms and conditions by signing where indicated below and faxing a copy of this Agreement (including any Annexes) to the attention of Rosanne Sargent, Senior VP, Human Resources, to her fax number at 781-433-9232, or by sending a PDF copy to her via email at rosanne.sargent@dialogic.com, and then sending the executed originals to her attention at 1515 Route Ten East, Parsippany, NJ, 07054.

Executive: Jean Gagnon	Date